EXHIBIT 10.8


                       AGREEMENT AND CONTRACT FOR SERVICES

                          EFFECTIVE DATE: June 17, 1999

                                    BETWEEN:

             SPORTSPRIZE ENTERTAINMENT INC., a company carrying on business at 225 S. Sepulveda Blvd., Suite 360,
             Manhattan Beach, California, U.S.A. 90266

             (hereinafter called "Sportsprize")

             MICHAEL WIEDDER, who resides at 950 2nd Street,
             Santa Monica, California, U.S.A. 90403

             (hereinafter called "Wiedder")

WHEREAS:

A.   Wiedder  is an  expert  in  Internet  Marketing,  Promotions  and  Start-up
     Websites.

B. SportsPrize wishes to utilize this expertise to quickly and efficiently develop the marketing, sales and promotion of the Sportsprize Entertainment Inc.

In exchange of mutual consideration and promise contained herein, Wiedder agrees to provide consulting and management services to Sportsprize for a period of six months, beginning June 17th, 1999 and ending December 17th, 1999. At the end of the six months, an additional one year agreement may be negotiated if mutually agreed upon by both parties.

Wiedder will provide the following services for Sportsprize:

1. Implement and execute the soft and hard launch strategy and execution of Sportsprize.

2. Develop e-commerce partnerships, strategic alliances and cross promotions, which enhance the web-site and improve the corporate revenue model.

3.   Oversee,   develop  and  implement  the  affiliate  marketing  program  and sponsorship programs for Sportsprize, working closely with the Company's marketing consultants, Interactive Marketing Inc. and Kaleidoscope Ltd.

4. Wiedder will accept appointment as the officer of VP Marketing. In his capacity as VP Marketing, Wiedder is expected to assist, strategize and help implement in other areas of the business on an as needed basis, as if Wiedder was going the company as a full time executive. This could include assisting in securing additional employees in marketing and other divisions of the company, location of office space, merchandise supply relationships, and other general business matters, which would be part of the general management team.



                                                                      [Initials]

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COMPENSATION

Wiedder will be compensated as follows:

1. FEES: $12,500 USD with no deductions per month starting and payable on July 1, 1999 and then $12,500 USD per month, payable on the first of each month, beginning August 1, 1999 and ending with the final $12,500 USD payment on December 1st. If both parties decide to renew the agreement for an additional year the payment will continue on the 1st of each month at the $12,500 USD rate.

2. EXPENSES: Wiedder will also receive expense reimbursements for phone, fax, mail, company travel, entertainment and Secretarial services as needed. Administrative expense reimbursements will be paid on the last day of each month, beginning July of 1999. Travel, hotel and entertainment expenses will be reimbursed immediately.

3. SHARES: Wiedder will also receive as compensation 50,000 free-trading (Subject to SEC Rules & Regulations) options to purchase common stock at a price of .50 cents per share exercisable in increments of 8,333 shares per month for the six month term of this contract. These options will expire after 36 months from the date of this agreement.

It is intended that the options are immediately exercisable at the end of each month starting in July of 1999 subject to the company filing an options plan with proper authorization that will qualify options to be exercisable, and subject to the rules of the SEC regarding exercise and sale of options and shares.

MERGERS AND ACQUISITIONS

In the event of a company merger and/or (handwritten & initialed) acquisition during the initial 6-month period or during the extended period if still under contract then all (400,000) of the options will vest immediately.

RENEWAL

If both parties agree to renew the contract for an additional year, Wiedder will receive additional 350,000 free-trading (subject to SEC Rules &B Regulations) options to purchase common stock at the market price at the time of the new agreement but priced no higher than USD $4.00 per shares. The options would be subject to an equal monthly vesting period over 18 months (@ a rate of 19,445 shares per month).

These options will expire after 36 months from the date the contract is renewed.

All options will be subject to adjustment if the company does a split or reverse split of its common shares.

ASSIGNMENT





                                                                      [Initials]

Wiedder may also assign the stock to a corporation or other entity subject to his own tax liability, and any applicable Rules and Regulations.

CONFIDENTIAL INFORMATION

The parties hereto acknowledge and agree that Wiedder by virtue of his contract with Sportsprize will have access to confidential information and therefore Wiedder agrees that during the term of this Agreement and on termination or expiry of the same, for any reason whatsoever, he will divulge or utilize to the detriment of the company any such confidential or secret information so obtained.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the 18th day of June 1999.

THE COMMON SEAL OF
SPORTSPRIZE ENTERTAINMENT, INC.
Was hereto affixed in the presence of:


/s/ [Illegible]                              /s/ Jeffrey D. Paquin
---------------------------------            -----------------------------------
Witness                                      JEFFREY D. PAQUIN



SIGNED, SEALED AND DELIVERED
By MICHAEL WIEDDER In the presence of:


/s/ [Illegible]                              /s/ Michael Wiedder
---------------------------------            -----------------------------------
Witness                                      MICHAEL WIEDDER